Exhibit 99.1

GORMAN-RUPP ANNOUNCES NEW CHAIRMAN, INDEPENDENT DIRECTOR AND CHIEF OPERATING OFFICER

Mansfield, Ohio – April 26, 2019 – The Gorman-Rupp Company (NYSE: GRC) announced today that its Board of Directors has appointed Jeffrey S. Gorman, President and CEO, to serve as Chairman of the Board. As previously announced, James C. Gorman, the Company’s long-standing Chairman, informed the Board this past January of his intention to not stand for re-election as a Director at the Company’s 2019 Annual Meeting of Shareholders.

“Gorman-Rupp has benefited greatly over many years from James C. Gorman’s leadership and deep experience as Chairman,” said M. Ann Harlan, Lead Independent Director of the Gorman-Rupp Board. “The decision to elect Jeff as Chairman reflects the Board’s confidence in his leadership and ability to execute our vision and strategies to take Gorman-Rupp into the future.”

James C. Gorman, son of J.C. Gorman, co-founder of the Company, leaves the Board after serving as a Director of the Company since 1946 and as Chairman since 1989. He served as the Company’s President from 1964 until 1989 and as Chief Executive Officer from 1964 until 1996 and was instrumental in the Company’s development and growth over that time. Mr. Gorman plans to continue his involvement with the Company as Honorary Chairman.

“I believe deeply in Gorman-Rupp and its people, and it has been an honor to serve as Chairman,” Mr. James C. Gorman said. “As I conclude my work as Chairman, I do so knowing that Jeff will serve as Chairman with the same skill and commitment that he has applied to his leadership of the Company as President and CEO for the past 20 years.”

Also as previously announced, W. Wayne Walston notified the Company this past January that he would not stand for re-election as a Director at the Company’s 2019 Annual Meeting of Shareholders. Mr. Walston has served as a Director of the Company since 1999.

Ms. Harlan added, “Our entire Board thanks Wayne for his outstanding service to the Board and Company for the past 19 years, including as a past Chair of the Compensation Committee, and we wish him the very best in his retirement.”

At the Annual Meeting of the Shareholders of The Gorman-Rupp Company held April 25, 2019, Sonja K. McClelland was elected to the Board of Directors. Ms. McClelland, age 47, is Executive Vice President, Secretary, Treasurer and Chief Financial Officer of Hurco Companies, Inc., a publicly-traded international industrial technology company that designs, manufactures and sells computerized machine tools. Ms. McClelland has worked for Hurco in various finance and accounting roles since September 1996 and was previously employed by an international public accounting firm. Ms. McClelland will serve on the Audit Committee and the Compensation Committee of the Board of Directors.

Jeffrey S. Gorman, Chairman, President and CEO commented, “We are delighted that Ms. McClelland is joining our Board. Her public-company experience and deep knowledge of manufacturing operations and finance will add important insight to our Board.”

The Company has promoted Scott A. King to Vice President and Chief Operating Officer. In this newly created position, Mr. King will be responsible for operational and financial oversight of all of Gorman-Rupp’s divisions and subsidiaries. Mr. King has been with Gorman-Rupp since 2004 and held various operational management roles, most recently serving as Vice President of Operations since March 2018.

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.